Exhibit 10.13

WESTERN ACQUISITION VENTURES CORP.

42 Broadway, 12th Floor

New York, NY 10004

November 7, 2022

A.G.P./Alliance Global Partners

590 Madison Avenue, 28th floor

New York, NY 10022

Ladies and Gentlemen:

Reference is made to that certain Underwriting Agreement dated January 11, 2022 (the “Fee Agreement”) between Western Acquisition Ventures Corp. (the “Company”), and A.G.P./Alliance Global Partners, as representative of the underwriters named therein (“AGP”), and that certain Business Combination Marketing Agreement, dated January 11, 2022, between the Company, and AGP pursuant to which, the Company acknowledges aggregate indebtedness to AGP of deferred fees totaling $5,175,000 (the “Fees”), due upon the Company completing its initial business combination (the “Business Combination”) with Cycurion, Inc. (“Cycurion”), and in connection with the evaluation of other potential business combinations. Within fifteen (15) days of closing of the Business Combination, the Company, and Cycurion shall cause the post-business combination company (the “Combined Company”), to issue to AGP, 250,000 shares (the “Shares”) of common stock of the Combined Company (the “Common Stock”) in full satisfaction of the Fees. AGP hereby agrees that the Purchased Shares are subject to the lock-up restriction set forth in that certain Securities Subscription Agreement dated June 9, 2021 and made by and between Western Acquisition Ventures Sponsor LLC (“Sponsor”), and the Company (the “Subscription Agreement”), and AGP agrees to be bound thereby to the same extent as Sponsor.

AGP acknowledges that the Company might not be able to close the Business Combination if AGP did not agree to the foregoing, and that if the Business Combination did not close, AGP would not receive any portion of the Fees. The Company, and Cycurion acknowledge and agree that the alternative payment terms, including the issuance of the Shares, and related provisions of this letter agreement are made as an accommodation to the Company and Cycurion, and as consideration for AGP arranging and agreeing to such alternative fee payment terms.

Except as expressly modified in this letter agreement, all of the terms and provisions of the Underwriting Agreement and the Business Combination Marketing remain unchanged, and in full force and effect.

By signing below, AGP agrees to the revised payment terms of the Fees, as applicable.

Very truly yours,

/s/	Stephen Christoffersen
Stephen Christoffersen, CEO

Agreed and Acknowledged:

CYCURION, INC.

By: /s/	Alvin McCoy
Name:	Alvin McCoy
Title:	CFO

Agreed and Acknowledged:

A.G.P./ALLIANCE GLOBAL PARTNERS

By: /s/	Thomas J. Higgins
Name:	Thomas J. Higgins
Title:	Managing Director